Exhibit 10.6

FlexEnergy ENERGY SYSTEMS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered by and between FlexEnergy Energy Systems, Inc., a Delaware corporation (the “Company”), and Wes Kimmel (“Executive”).

1.              Duties and Scope of Employment.

(a)            Title and Duties. As of the Effective Date (as defined in Section 3 below), Executive will be employed and serve as Chief Financial Officer of the Company. During the Employment Term, and without any additional compensation in connection with such service, Executive shall also serve as an officer of such affiliates of the Company as the Board may determine from time to time. During the Employment Term (as defined in Section 3 below), Executive will have authority and render such business and professional services in the performance of Executive’s duties as are customarily associated with Executive’s position within the Company and Executive agrees to perform such other duties and functions as may from time to time be reasonably determined by the Board. The “Board” means (i) the board of directors of FlexEnergy Green Solutions, Inc. (“FGS”) if the Company is a direct or indirect subsidiary of FGS; or (ii) the board of directors or analogous governing body of the Company if the Company is not a direct or indirect subsidiary of FGS.

(b)            Obligations. During the Employment Term, and excluding any periods of vacation, sick leave, or other leave to which the Executive is entitled, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote such time as reasonably necessary to fulfill Executive’s responsibilities in the position. Executive and the Company agree that the Company represents Executive’s principal business focus. Except as may otherwise be approved by the Company from time to time, Executive’s services shall be primarily performed at the Company’s office at Portsmouth, New Hampshire, or other locations less than 50 miles from such location determined by the Company. Executive agrees to travel as reasonably necessary to fulfill Executive’s responsibilities in the position. During the Employment Term, Executive agrees that Executive shall maintain loyalty to the Company, shall take no action that would be injurious to the Company interests, and shall comply with all rules, regulations and policies of the Company. During the Employment Term, it shall not be a violation of this Agreement for Executive to (i) serve on up to two (2) civic or charitable boards or committees (and other board and committees from time to time as approved by the Board), (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments and business endeavors, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)            Executive’s Employability. Executive represents and warrants that: (i) Executive has the right to execute, deliver and perform Executive’s duties under this Agreement, and (ii) Executive is not a party to any other agreements, arrangements or obligations (e.g., confidentiality agreements, noncompetition agreements), whether written, oral or implied, which include terms that would limit Executive’s ability to execute, deliver and perform Executive’s duties under this Agreement or which are otherwise inconsistent with this Agreement. This warranty will remain in full force and effect throughout the Employment Term (as defined in Section 3 below).

2.              Compensation.

(a)            Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at rate of $24,625.00 per month (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices, subject to applicable deductions and withholdings. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)            Annual Bonus. Executive shall be eligible for an annual bonus (collectively the “Annual Bonus”) during the Employment Term in a target amount equal to 50% of Base Salary, to be earned based on such targets, criteria, terms and conditions as be determined by the Board (or a duly authorized committee thereof) in its sole discretion, subject to the terms of this Agreement. Any such Annual Bonus (i) will only be determined and awarded after the completion of the audited financial statements for FGS with respect to the applicable annual period for which the Annual Bonus is to be earned; (ii) will only be awarded and paid if both (A) Executive remains employed with the Company during the full annual period for which the Annual Bonus is to be earned and (B) (I) Executive remains employed with the Company through the award and payment of the Annual Bonus or (II) subject to Section 4(b), Executive’s employment with the Company is terminated by the Company without Cause between the last day of the annual period for which the Annual Bonus is to be earned and the date on which the Annual Bonus would otherwise be paid; and (iii) will be paid as soon as practicable, but not later than 45 days, after the completion and public release of audited financial statements for FGS with respect to the applicable annual period for which the Annual Bonus is earned.

(c)            Equity Incentives.

(i)             Incentive Award Plan Eligibility. Executive shall be eligible to participate in, and receive one or more grants under, the FlexEnergy Green Solutions, Inc. 2021 Incentive Award Plan (the “Incentive Plan”). Any such awards and the terms and conditions thereof shall be subject to the discretion of the board of directors of FGS and set forth in award documentation as such board of directors deems reasonably necessary in connection with any such award.

(ii)            Issuance of Shares One Year After IPO. The Company agrees to cause the issuance to Executive under the Incentive Plan (pursuant to then-current forms of award agreement under the Incentive Plan), after the one (1) year anniversary of the IPO (as defined in Section 3 below), of an amount of shares of common stock of FGS equal to 2.5% of the total number of shares initially available under the Plan if (A) Executive remains employed by the Company throughout the one (1)-year period immediately following the IPO, (B) Executive is terminated by the Company without Cause (defined below) during one (1)-year period immediately following the IPO, or (C) Executive terminates this Agreement for Good Reason.  For the avoidance of doubt, no shares will be issued to Executive if Executive fails to remain employed by the Company during the one (1)-year period immediately following the IPO under any other circumstances (ex. resignation by Executive without Good Reason, termination by the Company for Cause).

(iii)           Stock Option Awards.

(1)            Initial Award. Without limiting Sections 2(c)(i) or 2(c)(ii) above, the Company will recommend to the FGS board of directors that Executive receive a stock option award to purchase shares of common stock of FGS, at an exercise price determined by the FGS board of directors in accordance with the requirements of the Incentive Plan, for (A) common stock of FGS in an amount equal to 2% of the total number of shares initially available under the Plan, to be initially vested and exercisable upon grant, and (B) common stock of FGS in an amount equal to 8% of the total number of shares initially available under the Plan, to vest and become exercisable over a four (4)-year period with 25% vesting on each anniversary of the IPO (defined below) subject to Executive’s continuous service through the applicable anniversary.

(2)            Additional IPO Award. Without limiting Sections 2(c)(i) or 2(c)(ii) above, in recognition of extraordinary efforts with respect to the IPO, the Company will recommend to the FGS board of directors that Executive receive an additional stock option award to purchase shares of common stock of FGS, at an exercise price determined by the FGS board of directors in accordance with the requirements of the Incentive Plan, for shares of common stock of FGS in an amount equal to 1.5% of the total number of shares initially available under the Plan, to be initially vested and exercisable upon grant.

(3)            Additional Award Terms. The Company will recommend in connection with the foregoing recommendations that (A) any such stock option award not be subject to any adjustment pursuant to Section 12 of the Incentive Plan, without Executive’s written consent, that would reduce the number of shares subject to the stock option or increase the exercise price applicable to the stock option (except to provide equitable adjustment with respect to a reverse stock split or other event specified in Section 12(i) of the Incentive Plan having a substantively similar effect on the outstanding capital of FGS), and (B) any such stock option award otherwise be subject to the general terms and conditions of the Incentive Plan.

(4)            Acknowledgement. Notwithstanding the foregoing, it is hereby acknowledged and agreed that no stock option award to Executive has been approved by the FGS board of directors, and Executive has no right to receive (and neither the Company nor FGS has any obligation to issue) any stock option award unless and until the FGS board of directors has actually approved any such stock option award and the full terms thereof (including the applicable exercise price).

(d)            Expense Reimbursement. During the Employment Term, the Executive shall be entitled to reimbursement of reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time (the “Expense Reimbursement”). All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(e)            Vacation. Executive shall be entitled to a minimum of three (3) weeks paid vacation per year, in accordance with the Company’s standard vacation policy.

(f)             Employee Benefits. During the Employment Term, Executive will be considered a full-time employee and be entitled to participate in the employee benefit plans and programs currently and hereafter maintained by the Company of general applicability to other Employees of Executive’s classification at the Company (the “Benefits”). The Company reserves the right to cancel or change the Benefit plans and programs it offers to its employees at any time. In the event of any dispute between this Agreement and the terms of any Benefit summary plan description, the terms of the summary plan description shall control.

3.              Effective Date; Term of Employment.

(a)            Employment Term; Effective Date. The “Employment Term” under this Agreement will commence on the Effective Date and will continue until the Executive’s employment terminated by either the Company or Executive as provided in Section 3(b) of this Agreement. This Agreement shall only become a legally effective agreement binding on Executive and the Company on the closing date (the “Effective Date”) of an initial public offering of the common stock of FGS pursuant to a registration statement filed under the Securities Act of 1933, as amended (an “IPO”). If an IPO does not close on or before November 10, 2021, then this Agreement shall thereafter be void and no legal force or effect.

(b)            Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i)             Death. Immediately upon Executive’s death.

(ii)            Termination by Executive.

(1)            Generally. If terminated by Executive without Good Reason, upon written notice by Executive to the Board that Executive is terminating employment (a “Resignation Notice”), which termination shall be effective 60 days after the date of such notice, or such earlier date as specified in writing by the Company in its sole discretion during such 60-day period; or

(2)            For Good Reason. If terminated by Executive for Good Reason, upon written notice by Executive to Company that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the Good Reason, which termination shall be effective 30 days after the date of such notice, or such earlier date as specified in writing by the Company in its sole discretion during such 30-day period. For the avoidance of doubt, such termination shall not constitute a termination for Good Reason if Company cures the conditions identified in Executive’s notice as provided in Section 3(d)(iii).

(iii)           Termination by the Company.

(1)            For Cause. If terminated by the Company for Cause (defined below), upon written notice by the Company to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(2)            Without Cause or Disability. If terminated by the Company for reasons other than for Cause or Disability, upon written notice by Company to Executive that Executive’s employment is being terminated, which termination shall be effective immediately after the date of such notice or such later date as specified in writing by the Company; or

(3)            For Disability. If terminated by the Company because of Executive’s Disability (defined below), upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective 30 days after the date of such notice or such later date as specified in writing by the Company, unless within such period Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company so certifies in writing) and Executive in fact resumes such services.

(c)            Deemed Termination for Cause. Notwithstanding anything in this Agreement to the contrary, if (i) the Company at any time determines that Cause existed at the time of Executive’s termination or written notice thereof, (ii) Executive has breached or breaches the terms of Section 5, then upon written notice by the Company to Executive (i) the Executive’s termination shall be deemed be (or have been) terminated by the Company for Cause pursuant to Section 3(b)(iii)(1) (including for purposes of Section 4 and Section 6(g)(ii)(1)), (ii) the Company may immediately cease payments of any Basic Severance Payments and/or any Extended Severance Payments that may otherwise be due to Executive, and (iii) the Company may recover from Executive any Basic Severance Payments and/or any Extended Severance Payments that may have already been paid to Executive. The cessation and recovery of such any payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company with respect to the matters constituting Cause, including, without limitation, the right to specific performance and/or injunctive or other relief.

(d)            Certain Definitions.

(i)             Definition of Cause. For purposes of this Agreement, “Cause” means any of the following: (A) conviction of, or the entry of a plea of guilty or no contest to, a felony, a crime of moral turpitude, or any other crime that causes the Company public disgrace or disrepute, or which materially and adversely affects the Company’s operations or financial performance or the relationship the Company has with its customers; (B) gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of Executive’s employment or other service; (C) alcohol abuse or use of either illegal drugs or controlled drugs (other than in accordance with a physician’s prescription); (D) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (F) below) to the Company (other than due to a disability, as determined by the Committee), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof (and for the avoidance of doubt, the relevant refused obligation or duty will be specifically identified in such written notice); (E) material breach of any agreement with or duty owed to the Company, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof (and for the avoidance of doubt, if applicable, the relevant breached duty will be specifically identified in such written notice); (F) any breach of any obligation or duty to the Company (whether arising by statute, common law or agreement) relating to confidentiality, non-competition, non-solicitation, trade secrets, and/or proprietary rights; (G) material violation of the Company’s written policies or codes of conduct, including those related to discrimination, harassment, performance of illegal or unethical practices, and ethical misconduct; or (H) in the case of a director, repeated failure to participate in Board meetings (including meetings of any Board committee of which the director is a member) on a regular basis despite having received proper notice of meetings in advance.

(ii)            Definition of Disability. For purposes of this Agreement, “Disability” means Executive’s inability to perform one or more of the essential functions of Executive’s job due to Executive’s physical or mental impairment, with or without reasonable accommodation as required by law, for any period aggregating more than 120 days in any 365 consecutive day period; provided however, that (A) if the Company determines that Executive has become Disabled, the Company shall notify Executive of its determination; (B) Executive may then request a reasonable accommodation (as that term is defined under the Americans with Disabilities Act) from the Company to assist in his/her return to work; (C) the Company will determine whether Executive’s request can be reasonably accommodated without undue hardship no later than 30 days after Executive requests an accommodation (with additional time being provided in the event of Executive or Executive’s medical provider delaying in providing information that is necessary to the Company’s determination); and (D) in the event Executive’s request cannot be reasonably accommodated (and/or presents an undue hardship), the Company may, by notice given in the manner provided in this Agreement, terminate Executive’s employment hereunder.

(iii)           Definition of Good Reason. For purposes of this Agreement, “Good Reason” means any of the following within the prior 90 days without Executive’s approval: (A) any material diminution of Executive’s authority, duties or responsibilities with or to the Company, other than (i) a paid leave of absence at the direction of and approved by the Board or (ii) an unpaid administrative leave imposed for the purposes of investigating or addressing misconduct by Executive; (B) the Board assigns Executive duties or responsibilities that are materially inconsistent with Executive’s position; (C) any material breach of this Agreement by the Company, including, without limitation, a reduction in Executive’s Base Salary below the amount specified in Section 2(a) without Executive’s consent; or (D) a change in the geographic location at which Executive must primarily perform services to a location more than 50 miles from Portsmouth, New Hampshire without Executive’s approval. Executive must give the Company written notice of Executive’s intention to terminate employment for Good Reason, which notice must state the grounds on which the proposed termination for Good Reason is based. Executive must provide such written notice of the occurrence of these grounds no later than 90 days after their initial occurrence. The Company may remedy these condition(s) within 15 days of receiving notice from Executive and no “Good Reason” will exist if the Company remedies such condition(s) during such 15-day period.

(iv)           Definition of Change in Control Period. For purposes of this Agreement, a “Change in Control Period ” means the one (1)-year period commencing six (6)-months prior to a Change in Control (as defined in the Incentive Plan).

(e)            Transition Assistance. For a period of 30 days following the effective date of Executive’s resignation, Executive shall make himself or herself available to the Company and/or its agents (i) for the purpose of facilitating an efficient transition of Executive’s job related responsibilities and duties to other designated individuals, and (ii) to respond to questions from the Company and/or its agents regarding information and/or activities in which Executive was engaged while employed by the Company; provided that the foregoing time period is based on Executive’s reasonable efforts to cooperate, Executive will not be entitled to additional compensation for such availability and cooperation; and further provided that such assistance shall be reasonable and not substantially interfere or conflict with Executive’s responsibilities to any new employer.

4.              Payments upon Termination.

(a)            Generally; Accrued Obligations. If Executive’s employment is terminated for any reason, then the Company shall pay Executive the Accrued Obligations promptly following the effective date of such termination. “Accrued Obligations” means (A) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, any bonus that has been awarded to Executive as of the date of termination of Executive’s employment but has not yet been paid to Executive, (B) and the amount of any unreimbursed Expense Reimbursement. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b)            Termination by the Company without Cause or Termination for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive terminates Executive’s employment for Good Reason, then, in addition to the Accrued Obligations, and subject to (A) the Executive signing a separation and release agreement in the form attached as Exhibit A, and as such form may be updated by the Company from time to time at any time to conform with changes in applicable laws (a “General Release”) and (B) the General Release becoming effective and irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the General Release), the Company shall pay Executive:

(i)             the Basic Severance Payments, or

(ii)            if the Board, in its sole discretion, elects (by written notice to Executive within 10 days following the termination of Executive’s employment) that the Company will pay Extended Severance Payments to Executive instead of the Basic Severance Payments pursuant to Section 4(b)(i), the Extended Severance Payments (instead of the Basic Severance Payments); and

if applicable pursuant to Section 2(b), an Annual Bonus with respect to the preceding annual period.

(c)            Terminations without Cause during a Change in Control Period. If the Company terminates Executive’s employment without Cause during a Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a General Release and (ii) the General Release becoming effective and irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the General Release), the Company shall pay Executive the Extended Severance Payments.

(d)            COBRA Premiums.

(i)             Subject to Section 4(d)(ii), if (A) Executive is entitled to Basic Severance Payments or Extended Severance Payments (including, without limitation, Executive’s timely execution and delivery of a General Release that has become effective and irrevocable), and (B) Executive is eligible for and timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then the Company will pay or promptly reimburse the COBRA premium amounts required for the continued coverage of Executive and Executive’s dependents (if any) under the Company’s group health care plans at the same levels that would have applied if Executive’s employment had not terminated (if possible) until the end of the Basic Severance Term or Extended Severance Term, as applicable (or until such earlier time as Executive ceases to be eligible for COBRA coverage, if earlier) (the “COBRA Premiums”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive a monthly cash payment equal to the applicable COBRA Premium for that month.

(ii)            If, however, health care insurance benefits are available to Executive from a new employer, the Company shall have no further obligation relating to payment of additional COBRA Premiums. Executive agrees to promptly inform the Company if and when health care insurance benefits are available from a new employer, and to reimburse the Company for any amounts paid with respect to COBRA Premiums to the extent paid after health care insurance benefits are available to Executive from a new employer.

(e)            Certain Definitions.

(i)             Basic Severance Payments; Basic Severance Term. For purposes of this Agreement, “Basic Severance Payments” means, to the extent applicable, the monthly cash severance at the Base Salary rate, less standard withholdings and deductions, to be paid during the Basic Severance Term. For purposes of this Agreement, “Basic Severance Term” means the six (6)-month period immediately following the termination date of Executive’s employment.

(ii)            Extended Severance Payments; Extended Severance Term. For purposes of this Agreement, “Extended Severance Payments” means, to the extent applicable, the monthly cash severance at the Base Salary rate, less standard withholdings and deductions, to be paid during the applicable Extended Severance Term. For purposes of this Agreement, “Extended Severance Term” means the one (1)-year period immediately following the termination date of Executive’s employment.

(f)             Execution of General Release. For the avoidance of doubt, the Company shall not be obligated to pay Executive any severance payments unless a General Release has been timely executed and delivered by Executive and such General Release has become effective and irrevocable.

(g)            Limited Rights to Severance Payments. For clarity, (i) entitlement to severance payments of any kind pursuant to this Agreement shall only be possible if (A) the Company terminates Executive’s employment without Cause, or (B) Executive terminates this Agreement for Good Reason; and (ii) no severance payment obligations shall arise out of (W) a termination of this Agreement by the Company with Cause, (X) a termination of this Agreement by the Executive without Good Reason, or (Y) a termination of this Agreement due to Executive’s death or Disability.

(h)            No Continued Vesting. For the avoidance of doubt, vesting of any grants under the Incentive Plan or any other stock, stock option or other incentive awards shall cease upon the date of any termination of Executive’s employment, and shall not continue to vest for the remainder of any Noncompetition Period, Non-Solicitation Period or during any applicable Basic Severance Term or Extended Severance Term.

(i)             Execution of General Release. In accordance with Section 4(b), Section 4(c) and Section 4(d), to receive the payments set forth in those Sections, Executive’s or Executive’s estate’s, if applicable, General Release must be executed, effective and irrevocable before the expiration of 60 days after the date of termination. The payments specified in these Sections will begin as soon as practicable (not to exceed 30 days) after the General Release is executed, effective and irrevocable, but if the 60-day period could span two (2) tax years, the payments must be made in the later year. For example, if the Company terminates Executive’s employment without Cause on December 15, Executive has 60 days—until February 13 —for a General Release to be sign and become effective and irrevocable. In this case, payments due in accordance with Section 4(b), Section 4(c) or Section 4(d) may not begin until the following year, even if the release was signed, effective and irrevocable in December. If Executive’s or Executive’s estate’s, if applicable, General Release is not executed, effective and irrevocable before the end of the 60-day-period, then the Executive and Executive’s estate forfeit, on behalf of Executive and all who might claim through Executive, the payments that would otherwise be due under the applicable Section of this Agreement.

5.              Confidentiality and Invention Assignment Agreement. Executive has executed, and as applicable shall execute, the Company’s Confidentiality and Invention Assignment Agreement, the current form of is attached as Exhibit B, and as updated from time to time (“CIIA”), the provisions of which are hereby incorporated by reference and shall govern the Executive’s obligations and responsibilities with regard to the Company Confidential Information (as that term is defined in the CIIA), the assignment of intellectual property, and other matters. Executive agrees to comply with the terms of the CIIA. To the extent that any provision of the CIIA conflicts with any provision in this Agreement, the provisions requiring Executive to comply with the higher standard shall govern.

6.              Restrictive Covenants.

(a)            Acknowledgement. Executive agrees that, during the Employment Term, Executive (i) has a duty of loyalty to the Company, and (ii) shall not engage in or undertake any action that conflicts with the undivided loyalty owed by Executive to the Company. Executive represents and warrants that Executive has no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Executive’s obligations to the Company under this Agreement, or Executive’s ability to perform Executive’s duties to the Company. Executive acknowledges and agrees that: (A) Executive’s employment with the Company has brought Executive into close contact with Confidential Information of the Company and its customers, vendors, suppliers, employees, and independent contractors; and (B) the agreements and covenants contained in this Section 6 are essential, reasonable, and no broader than necessary to protect the reasonable business interests and goodwill of the Company. Executive further acknowledges, represents, and agrees that the terms of this Section 6 do not and will not pose an undue hardship on Executive, and that Executive will be able to maintain gainful employment notwithstanding the terms of this Section 6. Executive further acknowledges, represents, and agrees that he/she has received valuable consideration (including, but not limited to, a payment of five hundred dollars ($500.00) that is expressly for the purposes of serving as consideration for this Section 6) that is sufficient to support the promises being made by Executive herein. Accordingly, Executive covenants and agrees to the following restrictive covenants.

(b)            Non-Solicitation of Company Employees and Contractors. Executive agrees that during the Non-Solicitation Period (defined below), Executive shall not directly or indirectly (i) hire, employ, recruit, solicit, lure or entice away, or in any other manner persuade or attempt to persuade, any employee of the Company to discontinue such employee’s employment with the Company or (ii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with the Company; provided, that, the foregoing shall not be breached by general advertisements not targeted at employees or independent contractors of the Company.

(c)            Non-Solicitation of Company Customers. Executive agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly (i) solicit or assist in the solicitation by any third party of any Covered Customer (defined below) for the purpose of providing services or products that compete with, or are similar to, the service or product offerings of the Company, except when such solicitation is done on behalf of the Company, or (ii) discourage any Covered Customer from obtaining of services or products from the Company.

(d)            Non-Interference with Vendors and Service Providers. Executive agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly negatively influence or otherwise interfere with the Company’s relationships with vendors, suppliers, consultants, advisors, or other service providers of the Company.

(e)            Non-Competition with the Company. Executive agrees that, during the Non-Competition Period, Executive shall not directly or indirectly, as a director, manager, member, stockholder, partner, owner, employee, consultant, or agent of any business, or in any other capacity, other than on behalf of the Company, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation, or other entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages, or controls any venture or enterprise in all or a part of the Restricted Area, that engages in (A) the manufacture, sale, lease, service or other manner of offering of products or services that provide natural gas or hydrogen fueled distributed power generation with a single unit nameplate capacity of up to 5MW (which excludes, for the avoidance of doubt, the manufacture, sale, lease, service or other manner of offering of batteries, solar or wind powered energy generation equipment, or electrochemical (non-combustion) powered fuel cells), (B) the manufacture, sale, lease, service or other manner of offering of heat exchanger/transfer products that can operate with gases at a temperature above 1000° Fahrenheit or (C) any other new line of business, products or services offered or in development by FGS or any direct or indirect subsidiary thereof during the prior six months of the Employment Term and in which Executive has had material involvement (the “Restricted Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, less than 2% of the publicly traded common equity securities of any company engaged in the Business (so long as Executive has no power to manage, operate, advise, consult with, or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Executive in connection with any permissible equity ownership). Notwithstanding the foregoing, nothing in this Section 6(e) shall be deemed to restrict Executive from employment (and potentially associated ownership therein) with a private equity firm, venture capital firm, family office investment firm, structured debt financing or infrastructure investment firm (including such a firm focused on the energy industry), so long as (i) Executive shall not have responsibility for, nor provide any work or services directly for or the direct benefit of, any person or entity (whether an actual portfolio, prospective portfolio or otherwise) engaged in the Restricted Business, and (ii) Executive complies with Executive’s other continuing confidentiality, non-solicitation, non-interference, non-disparagement and other associated obligations under this Agreement in connection with Executive’s employment with such private equity firm.

(f)             Non-Disparagement. Executive also agrees that, during the Non-Solicitation Period, Executive shall not directly or indirectly (i) disparage the Company, its affiliates and their respective directors, officers, managers, managers, employees, or agents, or (ii) make any public statement that could reasonably be expected to materially and adversely affects the reputation, brand, or business of the Company. This provision does not apply to any statements made to governmental agencies for the purposes of asserting, or participating in any investigation by such agencies concerning, Executive’s statutory rights. In the event of a termination of Executive’s employment (other than a termination for Cause, including pursuant to Section 3(c)), subject to a General Release for Executive being signed, delivered, effective and irrevocable, and further subject to Executive’s compliance and continuing compliance with Executive’s continuing obligations of this Agreement (including this Section 6), then the Company shall cause the FGS board of directors and FGS executive officers (while such individuals serve in such capacities) not to disparage Executive during the remainder of the Non-Solicitation Period. This provision does not apply to any statements or other disclosures by the Company, the FGS board of directors or FGS executive officers for the purpose of or necessary for compliance with federal or state securities laws, as well as rules of any securities exchange on which any securities of the Company, including FGS, are then traded.

(g)            Certain Defined Terms. The following terms, when used in this Section 6, will have the respective meanings set forth below:

(i)             “Restricted Area” means the area within the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided however if any court of competent jurisdiction determines that the geographic scope of such Restricted Area is unreasonable, the “Restricted Area” means with respect to the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company, the area within each state or territory thereof for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided however if any court of competent jurisdiction determines that the geographic scope of such Restricted Area is unreasonable, the “Restricted Area” means with respect to the United States, Canada and each other country and territory for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company, the area within each county or similar jurisdiction thereof for which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company; provided, however if any court of competent jurisdiction determines that the geographic scope of such Applicable Area is unenforceable, the “Restricted Area” means within 50 miles of any location at which the Company has provided products or services or in which the Company has otherwise done business during Executive’s employment with the Company.

(ii)            “Non-Competition Period” means:

(1)            the period during Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company if Executive’s employment (A) is terminated by the Company for Cause, (B) is terminated by the Company without Cause during a Change in Control Period, or (C) is terminated by Executive other than for Good Reason.

(2)            the period during Executive’s employment with the Company and for the six (6)-month period after the end of Executive’s employment with the Company if Executive’s employment is terminated in any circumstances not provided in Section 6(g)(ii)(1)(A), (B) or (C) above; provided, however, that the Board may, in its sole discretion, elect (by written notice to Executive within 10 days following the termination of Executive’s employment) that the Company will pay Extended Severance Payments to Executive (instead of any Basic Severance Payments), in which case the “Non-Competition Period” instead means the period during the Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company.

(iii)           “Non-Solicitation Period” means the period during Executive’s employment with the Company and for the one (1)-year period after the end of Executive’s employment with the Company.

(iv)           “Company” includes the Company and any of the Company’s affiliates.

(v)            “Covered Customers” means persons; firms; associations; partnerships; corporations; limited liability companies; institutions, local, state, federal and foreign entities or agencies; and other entities (A) to which the Company provided services or products before or during Executive’s employment with the Company, (B) in relation to which Executive has provided any of the Services, or (C) that the Company (or Executive in connection with the Services) has contacted or solicited with respect to the provision of services or products before or during Executive’s employment with the Company.

(vi)           An “employee” or “independent contractor” of the Company is any person who is an employee or independent contractor, respectively, of any of the Company on the date hereof or who becomes an employee or independent contractor of the Company during Executive’s employment with the Company.

(h)            Remedies. If Executive breaches any of the provisions contained in this Section 6, the Company shall have the remedies set forth below, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The provisions of this Section 6 are intended to be for the benefit of the Company and its affiliates, and any of the Company or its affiliate may enforce such provisions. Executive recognizes and acknowledges that a breach of the covenants contained in this Section 6 will cause irreparable harm to the goodwill and business of the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, in the event of an alleged or threatened breach by Executive of any of the provisions of this Section 6, the Company may, in addition to all other rights and remedies existing in its favor, seek specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Additionally, if Executive breaches Executive’s obligations under Section 5 or Section 6, then the Company may immediately cease payments of any Basic Severance Payments and/or any Extended Severance Payments and may recover any Basic Severance Payments and/or any Extended Severance Payments paid to Executive after such breach. The cessation and recovery of such payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company including, without limitation, the right to specific performance and/or injunctive or other relief.

(i)             Severability. In the event any provision of this Section 6 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(j)             Enforceability. The Parties each acknowledge that the other party acted in good faith in the negotiation and execution of the provisions in this Section 6. In particular, the Parties acknowledge that given the nature of Executive’s duties and responsibilities (and Executive’s associated influence over the Company’s business and its relationships with its customers), the restrictions and duration of the obligations set forth in this Section 6 are reasonable and no broader than necessary to protect the legitimate business interests of the Company and the goodwill thereof. Executive further acknowledges that the restrictions and duration of this Section 6 do not and will not impose an unreasonable hardship upon Executive. The Parties further agree that the requirements of this Section 6 shall survive the termination of Executive’s employment with the Company.

(k)            Waiver or Inapplicability of Non-Competition Obligations. Executive may submit to the Board a written description setting out a reasonable description (including without limitation the identity of any associated employer and other relevant parties) of any contemplated activity that would or may otherwise violate or contravene Executive’s obligations under Section 6(e) (the “Specified Activity”), and request that the Board waive or otherwise confirm the inapplicability of Executive’s obligations under Section 6(e) with respect to such Specified Activity. If and to the extent the Board confirms in writing to Executive the waiver or inapplicability of Executive’s obligations under Section 6(e) with respect to the Specified Activity (such waiver or confirmation, not to be unreasonably withheld based on the interests of the Company), then Executive shall thereafter have no liability or obligation under Section 6(e) with respect to the Specified Activity.

7.              Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation or benefits pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. None of the obligations of Executive under this Agreement may be assigned or transferred. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

8.              Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by email or by other electronic means directed to the party to be notified at the address or email address indicated for such party on the signature page to this Agreement, or at such other address or email address as such party may designate by 10 days’ advance written notice to the other parties hereto. All such notices and other communications will be deemed given upon personal delivery, three (3) days after the date of mailing, or when sent if given via email or other electronic means.

9.              Severability. In the event that any provision(s) of this Agreement becomes or is declared by an arbitrator or a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without such provision(s).

10.            Arbitration.

READ THE FOLLOWING ARBITRATION PROVISION CAREFULLY. IT LIMITS CERTAIN OF YOUR RIGHTS, INCLUDING YOUR RIGHT TO OBTAIN REDRESS THROUGH COURT ACTION

(a)            Executive and the Company agree that other than any claims (by Company or Executive) for injunctive relief, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, will be settled by binding arbitration to be held in New Hampshire in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)            The arbitrator(s) will apply New Hampshire law to the merits of any dispute or claim, without reference to rules of conflicts of law. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

(c)            EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS (OTHER THAN THOSE FOR INJUNCTIVE RELIEF) WHICH ARISE OUT OF, RELATE TO, OR ARE IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, CLAIMS OF DISCRIMINATION, HARASSMENT, OR RETALIATION, OTHER THAN CLAIMS FOR INJUNCTIVE RELIEF.

(d)            The Parties each acknowledge and agree that they have had ample time to consider the terms of this arbitration agreement, that they each negotiated it at arms-length with equal bargaining power,

Executive Signature Signifying Agreement To Arbitration

11.            Integration/Waiver. This Agreement, its exhibits, and the confidentiality and invention assignment agreement described in Section 5 above represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including without limitation any employment agreement previously signed by Executive. To the extent that any provision of the CIIA conflicts with any provision in this Agreement, the provisions requiring Executive to comply with the higher standard shall govern. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

12.            Tax Withholding. All payments made pursuant to this Agreement will be subject to applicable taxes and other withholdings or deductions authorized or required by law.

13.            Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW HAMPSHIRE WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH PARTY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE DISTRICT OF NEW HAMPSHIRE SUBJECT TO THE ARBITRATION PROVISION SET FORTH IN SECTION 10.

14.            Attorneys’ Fees. In the event of arbitration or litigation arising from or relating to this Agreement, each party shall be responsible for such party’s own attorneys’ fees and costs and expenses including expert witness fees.

15.            Construction of Agreement. The parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

16.            Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

17.            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.            Code Section 409A. To the fullest extent applicable, amount and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, notwithstanding anything in the Agreement to the contrary, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement must be interpreted and administered to the extent possible, or amended, to comply with the applicable requirements of Section 409A with respect to these amounts or benefits.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

“COMPANY”

FlexEnergy Energy Systems, Inc.

By:
Name:	Mark G. Schnepel
Title:	Chief Executive Officer
Date:	October 27, 2021

Address:

112 Corporate Drive, Suite 3
Portsmouth, NH 03801
Attn.: Board of Directors
Email:

“EXECUTIVE”

Wes Kimmel

Date:	October 27, 2021

Address:

Email:

Exhibit A

Form of General Release

Exhibit B

Form of Confidentiality and Invention Assignment Agreement